UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  December 23, 2020
Commission file number 0-21513
DXP Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5301 Hollister, Houston, Texas 77040 (713) 996-4700

(Address of principal executive offices)	(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Common Stock par value $0.01	DXPE	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ⃞
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Senior Lien Term Loan Facility

On December 23, 2020, DXP Enterprises, Inc. (the “Company”) entered into a Term Loan and Security Agreement (the “Term Loan Agreement”) by and among the Company, the other persons party thereto from time to time as guarantors, the financial institutions party thereto from time to time as lenders and Goldman Sachs Bank USA, as administrative agent for the lenders and as collateral agent for the secured parties. The Term Loan Agreement provides for a $330.0 million term loan (the “Term Loan Facility”) to (i) repay the indebtedness outstanding under the Term Loan and Security Agreement, dated August 29, 2017, by and among, including others, the Company, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended on June 25, 2018 (the “Original Term Loan Agreement”), and (ii) for other general corporate purposes of the Company and its subsidiaries.

Subject to the conditions set forth in the Term Loan Agreement, the Term Loan Facility may be increased by incremental term loans in an aggregate amount not to exceed (i) $52.5 million, in minimum increments of $10.0 million, plus (ii) secured and unsecured amounts if certain financial tests are met. The full terms of any incremental loans, including weighted average time to maturity, will be set forth in a joinder agreement to be completed at the time of borrowing.

The Term Loan Facility will mature on December 23, 2027 and is subject to quarterly amortization equal to 0.25% of the initial principal amount thereof, and with respect to any incremental term loans, as provided in their respective joinder agreements. Interest shall accrue on outstanding borrowings under the Term Loan Agreement at a rate equal to LIBOR (with a floor of 1.00%) plus 4.75%, or base rate plus 3.75%, and interest accruing at the LIBOR rate is payable at the end of the applicable interest rate period (but at least, each three months), and interest accruing at the base rate is payable on the last business day of each calendar quarter.

The Term Loan Facility is guaranteed by each of the Company’s direct and indirect material wholly owned subsidiaries, other than any of the Company’s Canadian subsidiaries and certain other excluded subsidiaries (the “Guarantors”). The Term Loan Facility is secured by substantially all of the assets of the Company and the Guarantors; provided, that the Term Loan Facility is not secured by any liens on more than 65% of the voting stock of the Company’s non-U.S. subsidiaries or assets of the non-U.S. subsidiaries.

The Term Loan Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including representations, warranties and covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales, pay dividends, and make distributions. The Term Loan Agreement contains a financial covenant restricting the Company from allowing its ratio of consolidated borrowed money secured debt to consolidated EBITDA for any trailing four-fiscal quarter period to exceed certain levels set forth in the Term Loan Agreement. Obligations under the Term Loan Agreement may be accelerated upon certain customary events of default (subject to notice and grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative or negative covenants; breach of the representations or warranties in any material respect; event of default under, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; invalidity or unenforceability of any security documentation associated with the Term Loan Facility; and a change of control of the Company. Subject to a six-month no call period, the term loans may be voluntarily prepaid without penalty or premium. The term loans are subject to mandatory prepayments for assets sales, insurance and condemnation events, incurrence of certain debt and a percentage of excess cash flow, subject to a reduction of the percentage upon meeting certain financial tests. Mandatory prepayments are subject to customary threshold and re-investment of proceeds requirements.

The foregoing descriptions of the Term Loan Agreement and the Term Loan Facility do not purport to be complete and are qualified in their entirety by reference to the complete text of the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

As set forth above, on December 23, 2020, the Company terminated its previously existing term loan agreement and facility and repaid all outstanding obligations under the Original Term Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information included in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
10.1
Term Loan and Security Agreement dated as of December 23, 2020, by and among DXP Enterprises, Inc., as borrower and the other persons party thereto from time to time, as guarantors, Goldman Sachs Bank USA, as administrative agent and certain financial institutions, as lenders.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DXP ENTERPRISES, INC.

December 29, 2020	By: /s/ Kent Yee
Kent Yee
Senior Vice President/Finance and Chief Financial Officer

By: /s/ Gene Padgett
Gene Padgett
Senior Vice President/Chief Accounting Officer